UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 7, 2006

Robert Half International Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-10427	94-1648752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2884 Sand Hill Road, Menlo Park, CA	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 234-6000

NO CHANGE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Robert Half International Inc. (the “Company”) amended the Key Executive Retirement Plan—Level II Agreement (the “Agreement”) between the Company and Harold M. Messmer, Jr. (Chairman of the Board and Chief Executive Officer), which agreement was first entered into in November 1985. The Company’s Deferred Compensation Plan (“DCP”) was also amended. The amendments, which were made effective as of October 1, 2006, freeze future benefit accruals under the Agreement and convert the benefits under the Agreement from a traditional defined benefit plan into a deferred compensation arrangement within the DCP with market rate interest amounts credited in the future on the converted amount. The Committee made this change in order to fix the defined benefit promise at a known number and to reduce the uncertainty and volatility in the defined benefit liability, which had floating interest rate and cost of living provisions. The DCP was also amended to comply with the new tax provisions of Internal Revenue Code Section 409A.

The Committee determined the balance transferred to the DCP to be $48,981,459 effective October 1, 2006 based on calculations made by the Company and its independent actuarial advisors, reflecting Mr. Messmer’s more than 21 years of service with the Company. The ongoing interest crediting rate for the DCP is the 10+ year Merrill Lynch High Quality Corporate Bond Index. Distributions under the DCP can either be in a lump sum or installments, first payable when Mr. Messmer retires from the Company.

The Company’s September 30, 2006 financial statements included a liability of $52 million related to the Agreement offset by $8 million in unamortized retirement costs which were classified as other intangible assets.

The Committee prefers this simpler and more predictable approach for determining Mr. Messmer’s retirement entitlements.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit	Description
99.1	Amended and Restated Deferred Compensation Plan.
99.2	Amended and Restated Retirement Agreement between Registrant and Harold M. Messmer, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Robert Half International Inc.

Date: December 13, 2006	By:	/s/ M. Keith Waddell
	Name:	M. Keith Waddell
	Title:	Vice Chairman, President and Chief Financial Officer